EXHIBIT 7C

For period ending 03/31/2010 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

         Series
         Number Series Name                                             Is this the last filing for this Series?
                                                                                        (Y/N)

136      Wells Fargo Advantage International Core Fund                                    N
137      Wells Fargo Advantage Asia Pacific Fund                                          N
139      Wells Fargo Advantage Emerging Growth Fund                                       N
